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                                                                    EXHIBIT 99.1

Contact: Richard W. FitzGerald
         Chief Financial Officer
         (713) 335-7000

FOR IMMEDIATE RELEASE

                 UNIVERSAL COMPRESSION ANNOUNCES INITIAL PUBLIC
                       OFFERING OF 7 MILLION COMMON SHARES

         Houston, Texas -- May 24, 2000 -- Universal Compression Holdings, Inc. (NYSE: UCO) today announced the initial public offering of 7 million shares of common stock at $22.00 per share. All of the shares are being offered by the company. The company's common stock will be listed on the New York Stock Exchange under the symbol "UCO."

         The offering is being managed by Merrill Lynch & Co., Salomon Smith Barney, Deutsche Banc Alex. Brown, First Union Securities, Inc. and Wasserstein Perella Securities, Inc. The shares are being offered concurrently in the United States and internationally. The company has granted the underwriters an option to purchase up to an additional 1.05 million shares of common stock to cover over-allotments, if any.

         Universal Compression anticipates receiving approximately $142.9 million in net proceeds from the offering. The company intends to use the net proceeds from the offering and a new operating lease facility that will close concurrently with the offering to repay all outstanding indebtedness under an existing credit facility and international debt arrangements, redeem the company's 11 3/8% senior discount notes and for general corporate purposes.

         Information about this offering is available in the prospectus filed with the Securities and Exchange Commission. Copies of the prospectus may be obtained from Merrill Lynch & Co., One Houston Center, 1221 McKinney, Suite 2700, Houston, Texas 77010. Additional information upon which the New York Stock Exchange relied to approve the listing of the company is included in the listing application, which is available to the public upon request.

         This announcement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful. Certain statements and information included herein may constitute "forward-looking statements," which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations and may be significantly impacted by certain risks and uncertainties described herein and in Universal Compression Holdings, Inc.'s and Universal Compression, Inc.'s reports filed with the Securities and Exchange Commission. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect



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changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.

         Universal Compression Holdings, Inc., together with its operating subsidiary Universal Compression, Inc., is headquartered in Houston, Texas and is a leading natural gas compression services company, providing a full range of rental, sales, operations, maintenance and fabrication services and products to the natural gas industry.